QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.01

ADAPTEC, INC.

Adaptec Incentive Plan Document
Fiscal Year 2005

1.    Plan Name and Effective Date

        The name of the plan is the Adaptec Incentive Plan (the "AIP"). The AIP is effective for Adaptec's 2005 fiscal year from April 1, 2004 through March 31, 2005 ("Fiscal Year 2005").

2.    Purpose

        The purpose of the AIP is to provide a direct financial incentive for eligible executives, managers and individual contributors to make a significant contribution to Adaptec's established goals in order to help Adaptec's stockholders realize increased value from their investment.

3.    Eligibility

        All full or part-time exempt employees in grade 21 and above are eligible to participate in the AIP. Employees in grades 21 and above working in Singapore are not eligible to participate in the AIP except for 8 or 9 key managers and executives as determined by the Compensation Committee of Adaptec's Board of Directors (the "Compensation Committee"). All eligible employees must have worked for Adaptec at least six months and must still be an employee of Adaptec at the time payments are made, as discussed below, in order to qualify to participate in the AIP. Commissioned sales employees, temporary employees and independent contractors are not eligible to participate in the AIP. All Adaptec employees that are eligible to participate in the AIP are deemed to be "Participants" in the AIP.

4.    Timing of AIP Payments

        Except for holdback payments as described in Section 8 below, payments that become due under the AIP will be paid to Participants as soon as administratively feasible after the overall budget is approved by the Compensation Committee following the close of the second quarter of Fiscal Year 2005 or the fourth quarter of Fiscal Year 2005, as applicable.

5.    Funding the AIP Pool

        The AIP reinforces two key goals that support Adaptec's strategic plans: maximizing Adaptec's revenue ("Revenue") and maximizing Adaptec's Operating Profit Before Taxes ("OPBT"). In order for the Compensation Committee to fund the AIP incentive pool (the "AIP Pool") and in order for Participants to be eligible to receive payments from the AIP Pool, Revenue and OPBT each must meet minimum thresholds as determined by the Compensation Committee.

        The matrix for determining the size of the AIP Pool for Adaptec's Q1 and Q2 performance is set forth in Chart A and the matrix for determining the size of the AIP Pool for Adaptec's Q3 and Q4 performance is set forth in Chart B. The size of the AIP Pool will be determined by the amount that each of Adaptec's Revenue and OPBT exceeds the minimum thresholds established by the Compensation Committee; as Revenue and OPBT increase, the AIP Pool will increase as set forth in Chart A and Chart B. Revenue and OPBT are each weighted equally in determining the size of the AIP Pool. In addition, the Compensation Committee may increase or decrease the size of the AIP Pool by 25% based on Adaptec's performance during Fiscal Year 2005.

        If the Revenue and OPBT minimum thresholds set by the Compensation Committee are both not met, then no AIP Pool will be established. Notwithstanding the foregoing, in extraordinary and extenuating circumstances, the Compensation Committee may determine to fund the AIP Pool and make payments to Participants if Revenue and/or OPBT do not meet the established minimum thresholds. In all cases, the Compensation Committee must review and approve the funding of the AIP Pool.

Chart A

Q1 and Q2
AIP Pool (in millions)	Revenue (in millions)*	OPBT (in millions)**
	6.38 X + 26.00	Y + 6.50
100% Payout	5.88 X + 24.00	Y + 6.00
	5.38 X + 22.00	Y + 5.50
	4.88 X + 20.00	Y + 5.00
	4.38 X + 18.00	Y + 4.50
	3.88 X + 16.00	Y + 4.00
	3.38 X + 14.00	Y + 3.50
	2.88 X + 12.00	Y + 3.00
	2.38 X + 10.00	Y + 2.50
	1.88 X + 8.00	Y + 2.00
	1.38 X + 6.00	Y + 1.50
	0.88 X + 4.00	Y + 1.00
	0.00 X + 2.00	Y + 0.50
	0.00 X	Y

Chart B

Q3 and Q4
AIP Pool (in millions)	Revenue (in millions)*	OPBT (in millions)**
	6.38 X + 50.8	Y + 20.2
100% Payout	5.88 X + 48.8	Y + 19.7
	5.38 X + 46.8	Y + 19.2
	4.88 X + 44.8	Y + 18.7
	4.38 X + 42.8	Y + 18.2
	3.88 X + 40.8	Y + 17.7
	3.38 X + 38.8	Y + 17.2
	2.88 X + 36.8	Y + 16.7
	2.38 X + 34.8	Y + 16.2
	1.88 X + 32.8	Y + 15.7
	1.38 X + 30.8	Y + 15.2
	0.88 X + 28.8	Y + 14.7
	0.00 X + 26.8	Y + 14.2

6.    Calculation of Payments

        Chart C shows the targeted incentives by a Participant's grade/position and as a percentage of a Participant's base salary if Adaptec were to reach the 100% funding level set forth in Chart A and Chart B, as applicable. Chart C also shows what percentage of the eligible employee population would be targeted to receive an incentive payment.

Chart C

        Participants: AIP Payments (for six months)

Grade/Position	Target % of Base Salary	Target Receiving
Chief Executive Officer	85%	100%
Chief Financial Officer	60%	100%
Vice President/General Manager	50%	100%
Vice President	40%	100%
31-33	25%	70-90%
29-30	15%	70-90%
27-28	12%	70-90%
24-26	10%	70-90%
21-23	8%	70-90%

7.    AIP Payments

        Once the AIP Pool amount is determined for each six-month period, the actual payment to a Participant is based on the Participant's performance and can range from 0 to 200% of target incentive amount. In no case will the sum of all payments exceed the amount funded by the AIP. All payments from the AIP Pool made to Section 16(b) officers of Adaptec will be recommended by Adaptec's CEO and will be reviewed by the Compensation Committee. In addition, the Compensation Committee will approve the CEO's payment from the AIP Pool.

8.    Holdback AIP Payments for Executive Participants

        Payments under the AIP that are to be made to Participants with a position of Vice President or higher ("Executive Participants") for first and second fiscal quarter achievements will be paid as follows. Fifty percent (50%) of payments earned by Executive Participants during the first half of Fiscal Year 2005 will be paid at the same time as AIP payments are made to other Participants and fifty percent (50%) will be held back pending the performance of Adaptec in the second half of Fiscal Year 2005. This holdback will be paid to Executive Participants at the same time that other Participants receive payments under the AIP following the close of the fourth quarter of Fiscal Year 2005 and could be funded at 0% to 150% depending on how Adaptec performs relative to the Revenue and OPBT thresholds established by the Compensation Committee.

QuickLinks

  Exhibit 10.01
ADAPTEC, INC. Adaptec Incentive Plan Document Fiscal Year 2005